                                                                   EXHIBIT 10.32

                         VERSION FOR 1997 CERTIFICATES
                         -----------------------------
                              ISSUED AFTER 1/1/97
                              -------------------


                     RESTAURANT OPERATING PARTNER PROGRAM
                     ------------------------------------


                       ADDENDUM NO. _______ TO A CERTAIN
                  CERTIFICATE AND AGREEMENT OF PARTICIPATION
                           IN THE SILVER DINER, INC.
                     RESTAURANT OPERATING PARTNER PROGRAM
(THE "CERTIFICATE OF PARTICIPATION")


     This Addendum No. ______ to that certain Certificate and Agreement of Participation ("Certificate of Participation") by and between Silver Diner, Inc. and its wholly-owned subsidiary Silver Diner Development, Inc. and ____________________________ is made as of this ____ day of _______________,
1998.

                                   RECITALS

     R-1. All defined terms in the Certificate of Participation shall have the same meanings as in this Addendum No. ______.

     R-2. Silver Diner has introduced a restaurant operating partner program originally designated as the "Silver Diner, Inc. Restaurant Owner Operator Program" but now designated as the "Silver Diner, Inc. Restaurant Operating Partner Program" (the "Operating Partner Program") to be implemented in part through this Certificate of Participation.

     R-3. Silver Diner wishes to make certain refinements to the Operating Partner Program as it relates to existing and future managers who desire to become operating partners under the Operating Partner Program.

     It is mutually agreed that notwithstanding anything to the contrary in the Certificate of Participation, the following shall apply:

     (1) All references in the Certificate of Participation to "Owner Operator" shall be modified so as to constitute references to "Operating Partner".

     (2) Paragraph (b) of Section 2 is hereby amended and restated in its entirety to read as follows:

                    (b) MONTHLY PROFIT SHARING. The Operating Partner shall be entitled to receive in cash five percent (5%) of the monthly Restaurant Operating Income (as defined below) of the Restaurant, which amount shall be paid to the Operating Partner within thirty (30) days of the close of the month, subject to the terms and conditions of this paragraph. As used in this Certificate of
               Participation:

                    . A month shall mean that period of time as reflective of the monthly accounting period then being used by Silver Diner for financial reporting purposes, which period now consists of four weeks or 28 days, and

                    . Restaurant Operating Income shall mean the net sales of the Restaurant determined by SDI in accordance with generally accepted accounting principles consistently applied ("GAAP") for the month less (i) cost of sales, (ii) labor (including all salary and cash or stock bonus payments other than Monthly Profit-Sharing and Quarterly Profit-Sharing payments made to the Operating Partner under this Section 2),
                           (iii) operating expenses of the Restaurant (including allocated corporate expenses on behalf of the Restaurant, such as advertising and menu costs not to exceed 5% on an annual basis), and (iv) a deemed annual occupancy cost of $295,000 with respect to all facilities other than the Rockville facility (the occupancy costs of which shall be separately determined).

               SDI will establish targeted margins for the Restaurant. If the actual margin experience with respect to any month falls below the targeted margin for such month by two percent (2%) or more, then no payment of the above-referenced five percent (5%) profit-sharing amount will be paid until a determination is made of the actual margin experience for the quarter in which such month occurred. If the actual margin for the Restaurant with respect to such quarter does not fall below the targeted margin for the quarter by two percent (2%) or more, than any prior deferred monthly payments of the profit-sharing amount will be paid over to the Operating Partner within thirty (30) days of the close of the quarter.

               If the actual margin for the Restaurant falls below the targeted margin for the quarter by two percent (2%) or more, then no monthly profit-sharing payments will be made to the Operating Partner with respect to such quarter and any monthly profit-sharing payments previously made to such Operating Partner during the quarter will be treated as unearned payments which will reduce, on a dollar for dollar basis, profit-sharing payments otherwise payable to such Operating Partner with respect to future months of operation.

     (3)  A new Paragraph (d) is added to Section 2 to read as follows:

                    (D) QUARTERLY OPERATIONAL GOAL PROFIT-SHARING. The Operating Partner shall be entitled to receive in cash two percent (2%) of the Restaurant Operating Income for each fiscal quarter if his/her Restaurant achieves its operational goal for such quarter. For these purposes, SDI will establish on a periodic basis the criteria (such as favorable exit interviews) to be used to target and measure operational goals for each quarter. Such measurement methodology shall be communicated to the Operating Partner prior to the commencement of the time period to which the standard of measurement will apply."

     (4) Paragraph (a) of Section 3 is amended and restated in its entirety to read as follows:

                    (A) ANNUAL AWARDS. Subject to the terms of Section 5 and prior to any termination under Section 6 and subject to the annual approval of the Board of Directors of SDI, the Operating Partner shall be awarded on a calendar basis that number of shares of Common Stock as shall be determined by dividing (i) the closing price of the shares of Common Stock on the NASDAQ National Market System on the day immediately preceding each Award Date into (ii) the Award Amount, as defined below. The Board of Directors has specifically reserved the right to review performance on an annual basis and, in its sole discretion, to reduce or eliminate the maximum Award Amount otherwise payable to the Operating Partner pursuant to the following schedule, if appropriate.

               For these purposes, the first Award Date constituted the first anniversary of the Effective Date. The Award Amount with respect to the first Award Date was $5,000. Subsequent Award Dates shall occur on the December 31 of each subsequent calendar year commencing on and after January 1, 1998. The Award Amount with respect to the second Award Date (consisting of December 31, 1998) shall be computed by multiplying (i) an amount of up to a maximum of $7,500 by (ii) a fraction, the numerator of which is the number of days occurring between the first anniversary of the Effective Date and December 31, 1998 and the denominator of which is 365. The Award Amount with respect to future Award Dates, together with the Vesting Date, as described in Section 5(c), for each Award and the Vesting Date for the Silver Diner Stock Investment is set forth below:

                                                                  END OF RESTRICTION
                                                                       PERIOD AND
     AWARD AMOUNT                       AWARD DATE                    VESTING DATE
     ------------                       ----------                    ------------
     Stock acquired pursuant          Effective Date              Sixth December 31
     to Section 4(a) (Mandatory                                   occurring after the
     Investment) and Section                                      Effective Date (12/31/__)
     4(b) (Optional Investment)

     $5,000                           First Anniversary of the    Fifth December 31
                                      Effective Date              following date of the
                                      (__/__/__)                  Award (12/31/__)

     Pro-rata portion of              2nd December 31 following   Fourth December 31
     up to a maximum of               Effective Date (12/31/__)   following date of the
     $7,500 as described                                          Award (12/31/__)
     above

     Up to a maximum of               3rd  December 31 follow-    Third December 31
     $7,500                           ing Effective Date -        following date of the
                                      (12/31/  )                  Award - (12/31/   )

     Up to a maximum of             4th  December 31 follow-   Third December 31
     $7,500                         ing Effective Date -       following date of the
                                    (12/31/  )                 Award - (12/31/   )

     Up to a maximum of             5th  December 31 follow-   Third December 31
     $10,000                        ing Effective Date -       following date of the
                                    (12/31/  )                 Award - (12/31/  )

     Up to a maximum of             6th December 31 follow-    Third December 31
     $10,000                        ing Effective Date -       following date of the
                                    (12/31/  )                 Award - (12/31/  )

     (5) Paragraphs (d) and (e) of Section 4 are amended and restated to read as follows:

               (D) SILVER DINER REPURCHASE RIGHT. Silver Diner shall have the option, but not the obligation, to purchase the shares of Common Stock acquired by the Operating Partner pursuant to Sections 4(a) and 4(b) at any time during the ninety (90) day period following Termination of this Certification of Participation (except if Termination is by reason of death or disability as provided below) if Termination occurs at any time prior to the sixth (6th) December 31 following the
          Effective Date (12/31/      ) on payment to the Operating Partner in
          case of the amount originally paid by the Operating Partner to SDI to acquire such shares from SDI without payment of any premium or interest.

          (E) BANK LOAN DEFAULT. If the Operating Partner borrows money from a bank for all or part of the purchase price for his/her purchase of common shares of Silver Diner pursuant to the mandatory or optional investment provisions set forth above, which bank loan is secured by a pledge of all of such purchased shares, then the repayment of such loan shall be effectuated through a payroll withholding mechanism established between Silver Diner and the applicable bank. If the Operating Partner nevertheless defaults on such bank loan, the bank shall have the right to send notice of such default to Silver Diner and request that Silver Diner repurchase the pledged shares. Silver Diner shall have the right, but not the obligation, during the ten
          (10) day period following receipt of such notice and request from the bank to repurchase the pledged shares in cash of the amount originally paid by the Operating Partner to SDI, without payment of any premium or interest. If Silver Diner does not exercise such repurchase right, the bank may dispose of the pledged shares free of any restrictions on transferability other than under applicable federal and state securities laws.

     (6)  Paragraph (a) of Section 5 is amended and restated to read as follows:

               (A) STOCK TRANSFER RESTRICTIONS. The Operating Partner agrees that until the Vesting Date occurs with respect to the Common Stock acquired pursuant to Section 3 or 4 (which Vesting Date appears in the chart contained in Section 3(a)), he/she shall not, directly or indirectly, sell, assign, transfer, convey, give, bequeath, grant a security interest in, otherwise encumber, make a short sale of, loan, grant any option for the purchase of, or otherwise dispose of, voluntarily or involuntarily, the Common Stock acquired pursuant to
          Section 3 or 4 to which the restriction period relates and any such transfer or attempted transfer shall be void; provided, however, that
                                                        --------  -------
          all provisions of this Section 5(a)
          shall terminate (i) immediately in the event of the Operating Partner's death and (ii) on Termination by SDI in the event of the Operating Partner's disability.

     (7) Paragraph (c) of Section 5 is hereby amended and restated to read as follows:

               (C) VESTING. Each share of Common Stock awarded to the Operating Partner pursuant to Section 3(i) shall, except for death or disability, as determined by SDI, be forfeited and canceled without payment of any consideration to the Operating Partner if this Certificate of Participation is Terminated (as defined below) during the Restriction Period applicable to such share of Common Stock as described in Paragraph (a) of Section 5 and (ii) shall become fully vested upon the expiration of such Restriction Period (the "Vesting Date"). For purposes of convenience the Vesting Date is shown in the Chart contained in Section 3(a).

     (8)  A new Paragraph (e) is hereby added to Section 5 to read as follows:

               (E) ESCROW OF SHARES OF COMMON STOCK. Each share of Common Stock issued to the Operating Partner as an Award under Section 3 and each share of Common Stock acquired by the Operating Partner pursuant to Section 4(a) (Mandatory Investment) and Section 4(b) (Optional Investment) will be held in escrow for the benefit of the Operating Partner by the law firm of Arent Fox Kintner Plotkin & Kahn, PLLC or such other escrow agent as may be designated by SDI from time to time, until the restrictions relating to such share of Common Stock have been eliminated. If any shares of Common Stock are pledged as collateral for a loan used to purchase such shares of Common Stock and if such shares of Common Stock are released from collateral during the restriction period relating to such shares, then upon their release from collateral, such shares shall be delivered to the escrow agent described above for the duration of such restriction period. In the event that a forfeiture of a share of Common Stock arises under
          Section 6(b), the forfeited share shall be released from escrow and delivered to SDI. In the event the restriction period with respect to a share of Common Stock lapses prior to any forfeiture of such share, the share of Common Stock shall be released from escrow and delivered directly to the Operating Partner.


                                             Silver Diner, Inc.

                                             Silver Diner Development, Inc.


Date: __________________                     By: _____________________________
                                                  Robert T. Giaimo, President



Date: __________________                     _________________________________
                                             _____________, Operating Partner